Exhibit 21.1

List of Subsidiaries, as of December 1, 2006

Key Technology, Inc., an Oregon corporation (the Registrant)

•	Key Technology Holdings USA LLC, an Oregon limited liability company

•	Suplusco Holding B.V., a Netherlands corporation

•	Key Technology B.V., a Netherlands corporation

•	Key Technology AMVC LLC, an Oregon limited liability company

•	Key Technology Australia Pty Ltd.

•	Freshline Machines Pty Ltd.

•	Productos Key Mexicana S. de R.L. de C.V.

•	Key Technology (Shanghai) Trading Co. Ltd.